Exhibit 99.(a)(14)

                              Alabama Power Company
                              Georgia Power Company
                               Gulf Power Company
                            Mississippi Power Company


                                November 24, 1997

                                AN URGENT REQUEST
    =========================================================================

Dear Shareholder:

         You should have previously received tender offer materials in connection with the tender offers made by The Southern Company for your shares in one or more of the above operating companies. The offers are scheduled to expire on December 10, 1997.

         Even if you do not intend to tender your shares in these offers, please vote your proxy today! According to our latest records, neither your tender nor your proxy vote for these meetings has been received. Regardless of the number of shares you may own, it is important that they be represented in order to approve the proposed amendment to each company's charter.

         Remember, if you do not tender your shares, you are eligible to receive a special cash payment if you vote in favor of the proposed charter amendment and it passes. But time is short! You must instruct your broker to tender or vote your shares prior to December 10, 1997. Your broker cannot tender or vote your shares unless he or she receives specific instructions from you!

         If you have any questions or require additional materials, please call our Information Agent, Corporate Investor Communications, Inc., toll-free at
(888) 881-0526. Thank you in advance for your support.

                                                   PLEASE RESPOND TODAY

                  REMEMBER - YOUR BROKER CANNOT TENDER OR VOTE
        YOUR SHARES UNLESS YOU SPECIFICALLY INSTRUCT HIM OR HER TO DO SO!

                        YOUR PARTICIPATION IS IMPORTANT !